UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

Advanced Energy Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 221-4670

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Change in Control Agreement with Dr. Rogerson

On August 4, 2011, the Company entered into an Executive Change of Control Agreement with Dr. Garry W. Rogerson (the “CIC Agreement”), which became effective upon Dr. Rogerson commencing his service as Chief Executive Officer of the Company. The CIC Agreement provides Dr. Rogerson with severance payments and certain benefits in the event of his Involuntary Termination. An “Involuntary Termination” will be deemed to have occurred if Dr. Rogerson’s employment is terminated at the time of or following a Change in Control (as defined in the CIC Agreement) before the end of the CIC Period (as defined in the CIC Agreement) (i) by the Company without Cause (as defined in the CIC Agreement) or (ii) by Dr. Rogerson for Good Reason (as defined in the CIC Agreement). Any amounts payable to Dr. Rogerson pursuant to the CIC Agreement, except for any Accrued Compensation (as defined in the CIC Agreement), will be contingent on Dr. Rogerson’s provision to the Company of a release of claims.

In the event of termination of Dr. Rogerson’s employment under circumstances constituting an Involuntary Termination, he will be entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to (i) 2 times his then current annual base salary plus (ii) his target bonus for the year in which the termination is effected, (c) continuation of benefits for 18 months following the period for revocation of the release, unless Dr. Rogerson commences employment with another employer, (d) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf, if he had continued to be employed for 12 months following the period for revocation of the release, and (e) reimbursement, up to $15,000, for outplacement services.

Dr. Rogerson’s Options and RSUs (each as defined in the CIC Agreement) will also accelerate in full upon an Involuntary Termination following a Change in Control before the end of the CIC Period. The termination of Dr. Rogerson’s employment without Cause during a Pending Change in Control (as defined in the CIC Agreement) will not accelerate the vesting of Options or RSUs held by Dr. Rogerson, unless the Change in Control is effected within 3 months following the Date of Termination (as defined in the CIC Agreement), in which case Dr. Rogerson’s Options will vest in full.

The foregoing is a summary of the material terms of the CIC Agreement and is qualified in its entirety by reference to the CIC Agreement. A copy of the complete CIC Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the terms the CIC Agreement are incorporated herein by this reference.

Director Indemnification Agreement with Dr. Rogerson

On August 4, 2011, the Company entered into a Director Indemnification Agreement in the Company’s standard form (the “Indemnification Agreement”) with Dr. Rogerson.

The Indemnification Agreement provides that, to the fullest extent permitted by law and subject to exceptions specified in the Indemnification Agreement, the Company shall hold harmless and indemnify Dr. Rogerson and advance expenses incurred by Dr. Rogerson, including reasonable attorneys’ fees and court costs, in connection with any proceeding covered by the Indemnification Agreement. The Company’s obligations under the Indemnification Agreement shall continue following the time that Dr. Rogerson ceases to be a director of the Company, so long as Dr. Rogerson is subject to any proceeding covered by the Indemnification Agreement.

The rights of indemnification provided by the Indemnification Agreement are not exclusive and specifically supplement the rights to indemnification provided to the directors in the Company’s Certificate of Incorporation and By-laws and applicable law. To the extent that the Company maintains one or more insurance policies providing liability insurance for its directors, officers, employees, agents or fiduciaries, Dr. Rogerson shall be covered by such policy or policies in accordance with the terms thereof. In the event of any payment by the Company under the Indemnification Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Dr. Rogerson.

The form of Indemnification Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 14, 2009.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Executive Change in Control Agreement dated August 4, 2011, by and between the Company and Garry W. Rogerson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.

Date: August 4, 2011	/s/ Thomas O. McGimpsey

Thomas O. McGimpsey
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Change in Control Agreement dated August 4, 2011, by and between the Company and Garry W. Rogerson